As filed with the Securities and Exchange Commission on June 14, 2000

                                                      Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ATS MEDICAL, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MINNESOTA                         3842                41-1595629
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE)     IDENTIFICATION NO.)

                         3905 ANNAPOLIS LANE, SUITE 105
                          MINNEAPOLIS, MINNESOTA 55447
                                 (763) 553-7736
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MANUEL A. VILLAFANA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                ATS MEDICAL, INC.
                         3905 ANNAPOLIS LANE, SUITE 105
                          MINNEAPOLIS, MINNESOTA 55447
                                 (763) 553-7736
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:
------------------------------------------ -------------------------------------
           MANUEL A. VILLAFANA                    TIMOTHY S. HEARN, ESQ.
   CHAIRMAN AND CHIEF EXECUTIVE OFFICER            DORSEY & WHITNEY LLP
            ATS MEDICAL, INC.                     PILLSBURY CENTER SOUTH
      3905 ANNAPOLIS LANE, SUITE 105              220 SOUTH SIXTH STREET
       MINNEAPOLIS, MINNESOTA 55447            MINNEAPOLIS, MINNESOTA 55402
              (763) 553-7736                          (612) 340-2600
        FACSIMILE: (763) 553-1492                FACSIMILE: (612) 340-8827
------------------------------------------ -------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF      AMOUNT TO BE     PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
  SECURITIES TO BE REGISTERED    REGISTERED(1)    OFFERING PRICE(2)   AGGREGATE OFFERING   REGISTRATION
                                                                          PRICE(2)             FEE
--------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value      1,100,000            $10.50            $11,550,000         $3,049
--------------------------------------------------------------------------------------------------------

(1) This amount represents shares to be offered by the selling shareholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale.
(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for our common stock on June 7, 2000, as reported on the Nasdaq National Market.

                              -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 14, 2000

                                   PROSPECTUS

--------------------------------------------------------------------------------

                                1,100,000 SHARES

                                ATS MEDICAL, INC.

                                     [LOGO]

                                  COMMON STOCK

--------------------------------------------------------------------------------

         1,100,000 shares of the common stock, $.01 par value, of ATS Medical, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on the Nasdaq National Market under the symbol "ATSI." On June 13, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $11.50 per share.

                              --------------------

         INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                                ATS MEDICAL, INC.
                         3905 Annapolis Lane, Suite 105
                          Minneapolis, Minnesota 55446
                                 (763) 553-7736

                 The date of this prospectus is _________, 2000.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 1,100,000 shares of our common stock which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

         These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

         You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                              --------------------

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----

             About this Prospectus.............................      2

             Forward-Looking Statements........................      2

             Risk Factors......................................      3

             About ATS Medical, Inc. ..........................      9

             Selling Shareholders..............................     10

             Plan of Distribution..............................     11

             Experts...........................................     11

             Legal Matters.....................................     11

             Where You Can Find More Information...............     12

                              --------------------

                           FORWARD-LOOKING STATEMENTS

         This prospectus (including the documents incorporated by reference) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. These statements involve risks and uncertainties, and actual results could differ materially from those reflected in the forward-looking statements. Forward-looking statements in the prospectus are typically identified by words such as "believes," "anticipates," "expects," "intends," "will" and "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We will not necessarily update the information in this prospectus if and when any forward-looking statement later turns out to be inaccurate. Some of the important risks and uncertainties that may affect our future results and performance are described in "Risk Factors," below. Additional information about factors that could affect our future results and events is included in our reports and filed with the SEC and incorporated by reference in this prospectus.

                            ------------------------

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. YOU SHOULD ALSO CONSIDER THE INFORMATION IN THIS PROSPECTUS AS WELL AS THE OTHER DOCUMENTS INCORPORATED BY REFERENCE.

WE WILL NOT BE SUCCESSFUL UNLESS WE RECEIVE APPROVAL FROM THE FDA TO SELL OUR HEART VALVE IN THE UNITED STATES.

         We will not be able to sell the ATS heart valve in the United States unless we obtain FDA approval. Our premarket approval, or PMA, application was accepted for filing by the FDA on August 3, 1999. On February 4, 2000, we received a letter from the FDA relating to our PMA application. In this letter, the FDA requested additional information regarding the ATS heart valve. We are in the process of providing this information to the FDA. Upon completion of this review, the FDA could, among other things, request additional information or schedule a meeting for presentation of clinical data to a FDA advisory panel. The PMA approval process can be expensive, uncertain and lengthy. We are unable to estimate when, if ever, we will receive approval and be able to start selling the ATS heart valve in the United States. Some mechanical heart valves for which premarket approval has been sought have never been approved for sale in the United States. Negative publicity concerning prosthetic heart valves could result in greater regulatory scrutiny of our ATS heart valve. If we experience delays, or we are unable to receive FDA approval, our business and results of operations will be seriously harmed.

EVEN IF APPROVED BY THE FDA, OUR HEART VALVE MAY NEVER ACHIEVE MARKET
ACCEPTANCE.

         Our success will depend, in large part, on the medical community's acceptance of the ATS heart valve. The medical community's acceptance of the ATS heart valve will depend upon our ability to demonstrate the safety and efficacy, advantages, long-term clinical performance and cost-effectiveness of the ATS heart valve as compared to other prosthetic heart valves. We cannot predict whether the medical community will accept the ATS heart valve or, if accepted, the extent of its use. Negative publicity resulting from isolated incidents involving the ATS heart valve or other prosthetic heart valves could have a significant adverse effect on the overall acceptance of our heart valve. If we encounter difficulties introducing the ATS heart valve in the United States, our business and results of operations will be seriously harmed.

WE CURRENTLY RELY ON THE ATS HEART VALVE AS OUR SOLE SOURCE OF REVENUE.

         We have developed only one product, which is being sold only outside the United States. Even if we were to develop additional products, regulatory approval would likely be required to sell them. Clinical testing and the approval process itself are very expensive and can take many years. Therefore, we do not expect to be in a position to sell additional products in the foreseeable future. As a result, if we fail to achieve FDA approval or widespread market acceptance for the ATS heart valve, our business and results of operations will be seriously harmed.

WE CURRENTLY DEPEND SOLELY ON THE MARKETING AND SALES EFFORTS OF INDEPENDENT DISTRIBUTORS, AND OUR SALES HAVE BEEN CONCENTRATED IN THREE COUNTRIES.

         The ATS heart valve is sold internationally through independent distributors. The loss of an international distributor could seriously harm our business and results of operations if a new distributor could not be found on a timely basis in the relevant geographic market. Sales to our Japanese, German and French distributors have accounted for approximately 50% of our net sales in fiscal years 1999 and 1998. We do not control the amount and timing of marketing resources that these third parties devote to our product. Further, to the extent we rely on sales through independent distributors, any revenues we receive will depend primarily on the efforts of these parties.

INCURRENCE OF COSTS IN ANTICIPATION OF POSSIBLE FDA APPROVAL OF OUR VALVE IS EXPECTED TO ADVERSELY AFFECT EARNINGS.

         In preparation for possible FDA approval of the ATS heart valve, we have recently taken, and will be taking in the near term, a number of important steps that we believe will facilitate commercialization of our valve in the United States market and enhance our profitability in international markets. These steps include:

         * the establishment of a licensing arrangement with CarboMedics to permit us to manufacture pyrolytic carbon components;

         * the planned leasing, construction, equipping, staffing and commercialization of a facility to manufacture pyrolytic carbon components; and

         * the hiring and training of a direct sales force to market our valve in the United States.

         These actions involve incurring significant costs. The timing of these expenditures is expected to adversely affect quarter-to-quarter comparisons of our earnings. As there is no assurance of FDA approval of our valve, or commercial success of our valve in the United States if so approved, the commitment of our resources to these matters at this time entails, in addition to the adverse effects on earnings for at least the next three years, substantial uncertainty and business risk.

THE MARKET FOR PROSTHETIC HEART VALVES IS HIGHLY COMPETITIVE.

         The market for prosthetic heart valves is highly competitive. We expect that competition will intensify as additional companies enter the market or modify their existing products to compete directly with us. Our primary competitor, St. Jude Medical, Inc., currently controls approximately 50% of the worldwide mechanical heart valve market. Many of our competitors have FDA approval for their valves and extensive clinical data demonstrating the performance of their valves. In addition, they have greater financial, manufacturing, marketing and research and development capabilities than we have. For example, many of our competitors have the ability, due to their internal carbon manufacturing facilities and economics of scale, to manufacture their heart valves at a lower cost than we can manufacture our ATS heart valve. Our primary competitor has recently used price as a method to compete in several markets. We might not be able to compete successfully.

NEW PRODUCTS OR TECHNOLOGIES DEVELOPED BY OTHERS COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

         The medical device industry is characterized by significant technological advances. Several companies are developing new prosthetic heart valves based on new or potentially improved technologies. Significant advances also are being made in surgical procedures, which may delay the need for replacement heart valves. A new product or technology may emerge that renders our ATS heart valve noncompetitive or obsolete.

OUR FUTURE RESULTS WILL BE HARMED IF THE USE OF MECHANICAL HEART VALVES
DECLINES.

         Our business could suffer if the use of mechanical heart valves declines. Historically, mechanical heart valves have accounted for over two-thirds of all heart valve replacements. Recently, there has been an increase in the use of tissue valves. We estimate that mechanical heart valves are currently being used in 50 to 70% of all heart valve replacements, depending on the geographic market, down from 65 to 75% about ten years ago. We believe improvements in tissue valve longevity and an increase in the average age of valve patients have contributed to the recent increase in the use of tissue valves.

WE CURRENTLY MAINTAIN A LARGE VOLUME OF INVENTORY, WHICH EXCEEDS THE CURRENT DEMAND FOR THE ATS HEART VALVE.

         We currently purchase pyrolytic carbon components under a long-term supply agreement with CarboMedics. To date, our purchases of pyrolytic carbon components have exceeded our sales of the ATS heart valve. We currently have in inventory enough pyrolytic carbon components to satisfy our projected requirements for over two years. In addition, we expect that our minimum purchase requirements in 2000 under the supply agreement will exceed our product sales in 2000. If we do not receive FDA approval or are unable to achieve widespread acceptance for the ATS heart valve or if competitive pressures result in price reductions, the value of the excess inventory would likely decrease, which could seriously harm our results of operations and financial condition. Because the pyrolytic carbon components are made to meet the unique specifications of the ATS heart valve, our inventory may have little, if any, value in the open market.

WE LICENSE PATENTED TECHNOLOGY AND OTHER PROPRIETARY RIGHTS FROM CARBOMEDICS. IF THESE AGREEMENTS ARE TERMINATED, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED.

         If our agreements with CarboMedics are breached or terminated, our business and results of operations could be seriously harmed. We have licensed from CarboMedics an exclusive right to the basic design of an open pivot, bileaflet mechanical valve from which our ATS heart valve has been developed. If we fail to satisfy the minimum purchase requirements under the supply agreement with CarboMedics in any year before 2001, CarboMedics may terminate the license agreement and supply agreement or make the license non-exclusive. Termination of these agreements would prevent or delay us from manufacturing and selling the ATS heart valve.

         In addition, under the new carbon technology agreement with CarboMedics, we have obtained a license to use CarboMedics' pyrolytic carbon technology to manufacture components for the ATS heart valve. CarboMedics also has agreed to assist us in establishing our pyrolytic carbon manufacturing facility. If this agreement is terminated, our business and results of operations could be seriously harmed.

OUR INTERNATIONAL SALES ARE SUBJECT TO A NUMBER OF RISKS THAT COULD HARM OUR BUSINESS.

         All of our commercial sales to date have been outside the United States, and we expect that international sales will account for substantially all of our revenue in the future until the ATS heart valve is approved, if ever, for sale in the United States.

         There are risks inherent in doing business in international markets, including:

         * unforeseen changes in regulatory requirements and government health programs;

         * weaker intellectual property rights protection in some countries;

         *        fluctuations in currency exchange rates;

         *        potentially adverse tax consequences;

         *        political and economic instability; and

         *        greater difficulty in collecting payments from product sales.

         These factors could harm our ability to successfully commercialize our product internationally and could harm our business.

A DELAY OR INTERRUPTION IN THE SUPPLY OF PYROLYTIC CARBON COMPONENTS COULD SERIOUSLY HARM OUR BUSINESS.

         We cannot be certain that, after our current inventory is exhausted, sufficient quantities of pyrolytic carbon components will be available to assemble the ATS heart valve. We currently purchase pyrolytic carbon components from a single source, CarboMedics, on an exclusive basis. We are prohibited from using an alternative supplier through 2000. There is currently no other FDA-approved alternate supplier of our pyrolytic carbon components.

         While CarboMedics has recently granted to us the right to manufacture pyrolytic carbon components, we must continue to purchase a minimum number of pyrolytic carbon components from CarboMedics through 2007. Moreover, we anticipate that our carbon manufacturing facilities will not be operational until at least 2003. Consequently, any interruption in our supply from CarboMedics could seriously harm our business.

OUR DIRECT SALES EFFORTS MAY NOT BE SUCCESSFUL.

         If we receive FDA approval, we intend to market the ATS heart valve directly in the United States. We will need to expend significant funds and management resources to develop an internal sales force. We believe there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. We may not be able to hire, retain and motivate qualified personnel. Our business and results of operations may suffer if we do not establish or maintain an effective direct sales force.

BECAUSE WE LACK MANUFACTURING EXPERIENCE, WE MAY ENCOUNTER DIFFICULTIES IN MANUFACTURING PYROLYTIC CARBON COMPONENTS FOR OUR HEART VALVE.

         Under a new agreement with CarboMedics, we have been granted an exclusive worldwide license to manufacture pyrolytic carbon components for the ATS heart valve. We cannot be certain that our strategy to establish internal manufacturing capabilities will result in a cost-effective means for manufacturing the ATS heart valve. We have no experience in manufacturing pyrolytic carbon. We may encounter difficulties in establishing and maintaining our manufacturing operations, including problems involving:

         *        leasing, renovating and equipping the facility;

         *        production yields;

         *        quality control;

         *        per unit manufacturing costs;

         *        shortages of qualified personnel; and

         * compliance with FDA and international regulations and requirements regarding good manufacturing practices.

         Difficulties encountered by us in establishing or maintaining a commercial-scale manufacturing facility may limit our ability to manufacture our heart valve and therefore could seriously harm our business and results of operations.

OUR BUSINESS COULD BE SERIOUSLY HARMED IF THIRD-PARTY PAYORS DO NOT REIMBURSE THE COSTS FOR OUR HEART VALVE.

         Our ability to successfully commercialize the ATS heart valve depends on the extent to which reimbursement for the cost of our product and the related surgical procedure is available from third-party payors, such as governmental programs, private insurance plans and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and procedures that they consider are not cost-effective or are used for a non-approved indication. The failure by physicians, hospitals and other users of our product to obtain sufficient reimbursement from third-party payors would seriously harm our business and results of operations.

         In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payment for medical procedures or treatments. In addition, government and private third-party payors are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement. In international markets, reimbursement and health care payment systems vary significantly by country. In addition, we have encountered price resistance from government-administered health programs. Significant changes in the health care system in the United States or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our business and results of operations.

WE MAY FACE PRODUCT LIABILITY CLAIMS.

         The manufacture and sale of mechanical heart valves entail significant risk of product liability claims and product recalls. A mechanical heart valve is a life-sustaining device and the failure of any mechanical heart valve usually results in the patient's death. A product liability claim or product recall, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We currently maintain product liability insurance coverage in an aggregate amount of $25 million. However, we cannot assure you that our current insurance coverage is adequate to cover the costs of any product liability claims made against us. Product liability insurance is expensive and does not cover the costs of a product recall. In the future, product liability insurance may not be available at satisfactory rates or in adequate amounts.

WE DEPEND ON THE CONTINUED SERVICE OF OUR KEY PERSONNEL.

         Our future success depends on the continued services of Manuel A. Villafana, our founder and Chief Executive Officer, and Richard W. Kramp, our President and Chief Operating Officer. We are also dependent on our ability to attract and retain technically qualified personnel in the future. The loss of the technical knowledge and industry expertise of these officers and other personnel could seriously impede our success.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         Our success depends in part on our ability to maintain and enforce our patents and other proprietary rights. We rely on a combination of patents, trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of out technology. These measures afford only limited protection and competitors may gain access to our intellectual property and proprietary information. The patent positions of medical device companies are generally uncertain and involve complex legal and technical issues. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could be costly and divert our attention from the growth of the business. We cannot assure you that our patents and other proprietary rights will not be successfully challenged, or that others will not independently develop substantially equivalent information and technology or otherwise gain access to our proprietary technology.

We may be sued by third parties which claim that our product infringes on their intellectual property rights.

         We may be exposed to future litigation by third parties based on intellectual property infringement claims. Any claims or litigation against us, regardless of the merits, could result in substantial costs and could harm our business. In addition, intellectual property litigation or claims could force us to:

         * cease manufacturing and selling our product, which would seriously harm us;

         * obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

         * redesign our product, which could be costly and time-consuming.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH IS COSTLY, TIME CONSUMING AND CAN SUBJECT US TO UNANTICIPATED DELAYS.

         The ATS heart valve and our manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international agencies. We are required to:

         * obtain the approval of the FDA and international regulatory agencies before we can market and sell the ATS heart valve;

         * satisfy content requirements for all of our labeling, sales and promotional materials;

         *        comply with manufacturing and reporting requirements; and

         *        undergo rigorous inspections by these agencies.

         Compliance with the regulations of these agencies may delay or prevent us from introducing the ATS heart valve in the United States or introducing any new or improved products. Violations of regulatory requirements may result in fines, marketing restrictions, product recall, withdrawal of approvals and civil and criminal penalties.

WE MAY NEED TO RAISE CAPITAL AND WE CANNOT BE CERTAIN THAT ADDITIONAL FINANCING WILL BE AVAILABLE.

         We have cash in hand and credit facilities to support our operations and capital requirements through March 2001. After that we may need to raise additional capital. Our future liquidity and capital requirements will depend upon several factors, including actions related to regulatory matters, our progress in establishing our pyrolytic carbon manufacturing operations and the extent to which the ATS heart valve gains market acceptance.

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE.

         Historically, the market price of our common stock has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. The market price of our common stock could be impacted by the following:

         * delays in obtaining FDA approval of the PMA application for the ATS heart valve;

         * announcements of technical innovations or new products by our competitors;

         *        the status of component supply arrangements;

         *        changes in reimbursement policies;

         *        government regulation;

         *        developments in patent or other proprietary rights;

         * public concern as to the safety and efficacy of products developed by us or others; and

         *        general market conditions.

In addition, due to one or more of the foregoing factors, in one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could be materially and adversely affected.

OUR CHARTER DOCUMENTS AND MINNESOTA LAW MAY DISCOURAGE A TAKEOVER OF OUR
COMPANY.

         Provisions of our certificate of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

                             ABOUT ATS MEDICAL, INC.

         We manufacture and market a mechanical bileaflet heart valve with a unique open pivot design. Our valve is used to treat heart valve failure caused by the natural aging process, rheumatic heart disease, prosthetic valve failure and congenital defects. Our Chairman, Chief Executive Officer and founder, Manuel Villafana, has led ATS Medical in the development of a valve designed to achieve a significant advancement in mechanical heart valve technology. Mechanical heart valves have been in use since the early 1960s. In 1976, Mr. Villafana founded St. Jude Medical, Inc. to develop a bileaflet mechanical heart valve that has become the world's most frequently implanted prosthetic heart valve and is currently the industry standard. The U.S. market for replacement heart valves in 1998 was estimated to be over $325 million.

         The ATS heart valve is designed to advance the standard among mechanical heart valves by incorporating a pivot consisting of protruding spheres upon which the leaflets of the valve pivot to open and close. This unique open pivot has been designed to eliminate the cavity associated with the pivot of other bileaflet valves and to improve the ability of the blood to flow through the valve without forming clots. The formation of clots, or thrombosis, can lead to impairment of leaflet movement. In addition, if the clots detach and enter the bloodstream, an event called thromboembolism, they may cause a patient to suffer a stroke.

         The design characteristics of the ATS heart valve are intended to:

         * reduce the rate of thrombosis and thromboembolic complications;

         *        improve blood flow efficiencies;

         *        facilitate the implant procedure;

         *        improve follow-up diagnostic capability; and

         *        improve patient quality of life through lower noise levels.

         In August 1999, after five years of clinical studies and over 950 implants at 17 U.S. and three international clinical centers, the FDA accepted for filing our premarket approval, or PMA, application. On February 4, 2000, we received a letter from the FDA relating to our PMA application. In this letter, the FDA requested additional information regarding the ATS heart valve. We are in the process of providing this information to the FDA. Upon completion of this review, the FDA could, among other things, request additional information or schedule a meeting for presentation of clinical data to a FDA advisory panel. Premarket approval to sell the ATS heart valve will be subject to the advisory panel's recommendation. If approved, the ATS heart valve would be the only open pivot bileaflet mechanical valve available in the United States.

         We have been selling the ATS heart valve since 1992 through independent distributors in most of the major international markets, including Europe, Japan and Australia. At December 31, 1999 we had contracts with 24 independent distributors covering 32 countries. We estimate that over 33,500 ATS heart valves have been implanted in patients since 1992. If the ATS heart valve is approved for sale by the FDA, we intend to market it in the United States through a direct sales force.

         The primary components of the ATS heart valve are made of pyrolytic carbon, which offers biocompatibility and durability. The pyrolytic carbon components are the largest single factor in the cost of the valve. Since 1990, we have purchased our pyrolytic carbon components pursuant to a long-term supply agreement and have assembled, marketed and sold the valves under a long-term license agreement with Sulzer CarboMedics, Inc. In December 1999, we renegotiated our supply agreement with CarboMedics. The supply agreement, as amended, provides for significant reductions in our minimum purchase requirements and unit costs beginning in 2001. In addition, under a separate agreement, CarboMedics granted us an exclusive worldwide right and license to use its carbon coating technology to manufacture pyrolytic carbon components for the ATS heart valve. Under this agreement, CarboMedics has also agreed to assist us in designing, building and commencing operations in our own pyrolytic carbon production facility in Minneapolis, Minnesota. We believe that this internal carbon manufacturing capability will result in substantial cost savings in the production of our valve and allow us to compete more effectively in price sensitive markets.

         Our objective is to establish the ATS heart valve as the leading product in the prosthetic heart valve market. The key elements of our strategy to accomplish this objective are to:

         * obtain FDA approval for the sale of the ATS heart valve in the United States;

         *        promote the clinical benefits of the ATS heart valve;

         *        develop a direct sales force in the United States;

         * expand our relationships with distributors in international markets;

         * improve cost efficiencies by establishing internal manufacturing capabilities; and

         * increase market penetration in price-sensitive markets where potential unit growth is highest.

         Our principal executive offices are located at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447 and our telephone number is (763) 553-7736.

                              SELLING SHAREHOLDERS

         We have agreed to register 1,100,000 shares of our common stock owned by the selling shareholders. These shares were acquired by the selling shareholders pursuant to a Subscription Agreement and Letter of Investment Intent, dated March 22, 2000, between Master Capital Management, LLC and us. Each of the selling shareholders is a fund managed by Master Capital Management, LLC. The shares of our common stock held by the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution."

         The following table lists the selling shareholders and presents certain information regarding their beneficial ownership of our common stock as well as the number of shares of our common stock they may sell pursuant to this prospectus.

                                    NUMBER OF SHARES OF       MAXIMUM NUMBER OF      NUMBER OF SHARES
                                       COMMON STOCK           SHARES TO BE SOLD       OF COMMON STOCK
                                    BENEFICIALLY OWNED        PURSUANT TO THIS      BENEFICIALLY OWNED
                                  PRIOR TO THE OFFERING          PROSPECTUS              AFTER THE
             NAME                                                                       OFFERING(1)
------------------------------    -----------------------    -------------------    ------------------
Marlin Fund Offshore, Limited                    605,000                605,000                   -0-
Marlin Fund, LP                                  462,000                462,000                   -0-
Marlin Fund Offshore LDC                          33,000                 33,000                   -0-
                                  -----------------------    -------------------    ------------------
TOTAL                                          1,100,000              1,100,000                   -0-

(1) Assumes the sale of all of the shares offered by this prospectus.

                              PLAN OF DISTRIBUTION

         We are registering these shares on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares. Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration shall be borne by the selling shareholders.

         The selling shareholders may offer and sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in transactions directly with market makers or in privately negotiated transactions, through put or call option transactions, through short sales, or a combination of these methods of sale, at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

         The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Exchange Act.

         The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conform to the requirements of that Rule.

         Upon notification to us by a selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholders that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding the Company, investors should refer to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC's web site at http://www.sec.gov

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling shareholders sell all of the shares or the earlier termination of this offering:

         * our annual report on Form 10-K for the fiscal year ended December 31, 1999;

         * our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000

         *        our current report on Form 8-K filed on January 13, 2000; and

         * the description of our common stock contained in the registration statement on Form 8-A filed on May 8, 1990, including any amendments or reports filed for the purpose of updating that description.

         You may request a free copy of any of the above filings by writing or calling: John H. Jungbauer, ATS Medical, Inc., 3405 Annapolis Lane, Minneapolis, MN 55447, (763) 553-7736.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                1,100,000 SHARES



                                ATS MEDICAL, INC.



                                  COMMON STOCK




                                   [ATS LOGO]






                              --------------------

                                   PROSPECTUS

                              --------------------






                                 ________, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee.........................    $   3,049
         Accounting Fees and Expenses.................        3,000
         Legal Fees and Expenses......................        5,000
         Miscellaneous ...............................        3,951
                                                              -----
                  Total...............................    $  15,000

         All fees and expenses other than the SEC registration fee are estimated. The Company will pay all the expenses listed above.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan;
(2) acted in good faith; (3) received no improper person benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Bylaws of the Company provide that the Company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

         The Company has established a Self-Insurance Trust Agreement to assist in funding indemnification of its directors and officers to the extent permissible under Minnesota Law. The Company has contributed $300,000 plus interest to an irrevocable trust (the "Trust") to be invested by an independent trustee in governmental issued or insured obligations. The Trust funds may be used only for indemnification of the Company's officers or directors or, at the direction of the Company and with the consent of the beneficiaries under the Trust, to pay directors' and officers' liability insurance premiums. The rights of the beneficiaries under the Trust are contract rights enforceable against the Company and the trustee. In addition to the Trust, since November 1995 the Company has maintained a liability insurance policy for its directors and officers.

ITEM 16. EXHIBITS

Exhibit
Number        Description of Exhibit

5.1           Opinion of Dorsey & Whitney LLP
23.1          Consent of Ernst & Young LLP
23.2          Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1          Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 14, 2000.

                                       ATS MEDICAL, INC.

                                       By: /s/ John H. Jungbauer
                                           -------------------------------------
                                           John H. Jungbauer
                                           Vice President, Treasurer
                                           and Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Manuel A. Villafana, Richard W. Kramp and John H. Jungbauer, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) to this Registration Statement and (ii) registration statements and any and all amendments thereto (including post-effective amendments) for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on April 14, 2000.

SIGNATURE                          TITLE
---------                          -----

By: /s/ Manuel A. Villafana        Chairman of the Board and Chief Executive
    ---------------------------    Officer (Principal Executive Officer)
         Manuel A. Villafana

By: /s/ John H. Jungbauer          Vice President, Treasurer and Chief Financial
    ---------------------------    Officer (Principal Financial and Accounting
         John H. Jungbauer         Officer)

By: /s/ Richard W. Kramp           President, Chief Operating Officer and
    ---------------------------    Director
         Richard W. Kramp

By: /s/ David L. Boehnen           Director
    ---------------------------
         David L. Boehnen

By: /s/ Charles F. Cuddihy         Director
    ---------------------------
         Charles F. Cuddihy

By: /s/ A. Jay Graf                Director
    ---------------------------
         A. Jay Graf

                                  EXHIBIT INDEX

Exhibit
Number         Description of Exhibit

5.1            Opinion of Dorsey & Whitney LLP
23.1           Consent of Ernst & Young LLP
23.2           Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1           Power of Attorney (included on signature page)